                        FIDUCIARY CAPITAL PARTNERS, L.P.
--------------------------------------------------------------------------------
















                    ---------------------------------------

                                  ANNUAL REPORT
                                      1997

                                    CONTENTS



Fund Profile and Financial Highlights                           One


Message to Investors                                            Two


Schedule of Realized Gains and Losses                           Five


Profiles of Portfolio Companies                                 Six


Schedule of Investments                                         Seven


Balance Sheets                                                  Nine


Statements of Operations                                        Ten


Statements of Cash Flows                                        Eleven


Statements of Changes in Net Assets                             Twelve


Selected Per Unit Data and Ratios                               Thirteen


Notes to Financial Statements                                   Fourteen


Report of Independent Public Accountants                        Nineteen


Management's Discussion and Analysis of Financial
Condition and Results of Operations                             Twenty

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                  FUND PROFILE


                    Fiduciary Capital Partners, L.P. (the "Fund") is a
               Delaware limited partnership that commenced operations on August 14, 1990. The Fund has elected to operate as a business development company under the Investment Company Act of 1940. The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.






                            FINANCIAL HIGHLIGHTS



                                                                              As of December 31
                                                                          or Year Ended December 31
                                                      1997            1996          1995          1994          1993
                                                   -----------------------------------------------------------------------
                                                                   (in thousands, except per Unit amounts)
--------------------------------------------------------------------------------------------------------------------------
   Total Investment Income                         $  1,647       $  1,600       $ 2,669         $ 2,802       $  3,133
   Net Investment Income                              1,017            952         2,037           2,127          2,400
   Net Realized and Unrealized
     (Loss) Gain on Investments                        (314)        (1,358)       (2,592)           1,824            180
   Cash Distributions Declared to Partners            3,707          1,673         1,815           2,995          3,228
   Cash Utilized to Repurchase Units                  1,364          1,719         2,355           2,949          2,165
   Total Assets                                      17,195         20,751        24,143          29,188         31,188
   Net Assets                                        15,457         19,825        23,623          28,347         30,339
   Value of Investments                              16,788         20,357        23,799          27,729         30,465

Per Unit of Limited Partnership Interest:(1)
   Net Investment Income(2)                             .78            .68          1.33            1.26           1.33
   Net Realized and Unrealized
     (Loss) Gain on Investments(2)                     (.25)          (.96)        (1.70)           1.08            .10
   Cash Distributions Declared to Partners(3)          2.90           1.20          1.20            1.80           1.80
   Net Asset Value                                    12.91          15.28         16.79           18.55          17.98

----------
(1) Effective October 1, 1993, each $1,000 Unit was redenominated into fifty $20 Units. All amounts shown for 1993 have been restated to give effect to this redenomination.

(2) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of 1,288,211,
     1,395,138, 1,513,503, 1,669,129 and 1,791,201, respectively.

(3) Distribution amounts are reflected during the year in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such year.


                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                              MESSAGE TO INVESTORS


Dear Investor:

     We are pleased to provide a summary of the recent activities of Fiduciary Capital Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1997. Unaudited interim financial statements for the first quarter of 1998 are also enclosed along with this Annual Report.

HIGHLIGHTS

         o Distributions for 1997 totaled $2.90 per Unit, which represents an amount equal to 14.5% of contributed capital.

         o The Fund's net asset value per Unit was $12.91 at December 31, 1997 and $11.68 at March 31, 1998 as compared to $15.28 at December 31, 1996.

         o The Fund redeemed 7.51% of its outstanding Units during November 1997 pursuant to its annual repurchase offer.

CUMULATIVE DISTRIBUTION AND NET ASSET VALUE PER UNIT

                                    [GRAPH]

CASH DISTRIBUTIONS

     During 1997, the Fund declared quarterly cash distributions to investors of $.30, $.30, $1.30 and $1.00 per Unit. The 1997 cash distributions were paid out of current net investment income (27.4%), realized gain on investments (51.4%) and a return of capital (21.2%).

     The cash distribution for the first quarter of 1998 was paid on May 15, 1998. The per Unit distribution rate varied between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution resulted from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates eliminated the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.

     The Fund currently expects the distribution for the second quarter of 1998, which is payable during August 1998, to be made at a rate of $1.00 per Unit for all investors and that the remaining 1998 distributions will likely be reduced to a rate of $.30 per Unit per quarter. A portion of the 1998 distributions will constitute a return of capital.

     The increase in the quarterly distribution rates during 1997 and 1998 represents a distribution of the proceeds from the dispositions or maturities of investments during 1997.

PORTFOLIO ACTIVITY

                                   ENI Holding

     During August 1997, the Fund accepted an offer from ENI Holding Corp. ("ENI") management to purchase the securities comprising the Fund's investment in ENI and its subsidiaries. The sale closed on November 5, 1997, with the Fund receiving $9,650,632 of sales proceeds. The sales proceeds included proceeds from (i) the prepayment of the subordinate debt, along with applicable accrued interest and prepayment penalties, (ii) the redemption of the Fund's preferred stock, along with all accumulated dividends, and (iii) the purchase of the Fund's Class B common stock and warrants.

     The Fund recorded a realized gain of approximately $2.5 million from the sale of the common stock and warrants and a realized gain of approximately $0.2 million from the prepayment of the subordinated debt. The Fund had previously accrued the interest on the subordinated debt and the dividends on the preferred stock.

                                     Neodata

     During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase all of Neodata Corporation's ("Neodata's") outstanding stock that it did not already own. Hicks Muse, the owner of a majority of the Neodata common stock, accepted the offer and the purchase by EDS closed on September 2, 1997. The Fund received $1,427,496 of cash proceeds from the sale of its Neodata stock, resulting in a realized gain of approximately $1.1 million.


                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                               Atlas Environmental

     In previous reports, we discussed the disappointing performance of this investment. Atlas defaulted on the interest payments due to the Fund and subsequently filed for bankruptcy. Atlas has filed a plan of reorganization with the bankruptcy court in an effort to restructure and emerge from bankruptcy. The plan anticipates that many of the interested parties, including the Fund, will contribute additional capital to the company. While the Fund is generally supportive of the plan, there are a number of significant business issues that must be addressed before the Fund will agree to the plan or agree to make a follow-on investment in Atlas. The Fund is also considering the possibility of disposing of its Atlas investment, which has been written down to a nominal amount ($2).

                                 AR Accessories

     AR Accessories Group, Inc. ("ARA") reported significantly reduced earnings and cash flows from operations during 1997. During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of the crisis manager was precipitated by ARA's lenders, which notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified at that time that ARA was considering a number of options for dealing with its problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

     On March 13, 1998, ARA filed for bankruptcy protection. ARA's assets are being liquidated and it is anticipated that the sales proceeds will be less than ARA's total outstanding debt.

     The Fund's subordinated debt investment in ARA was prepaid in a prior year. The Fund's only remaining investment in ARA is a common equity position that was acquired in connection with the Fund's original subordinated debt investment. Since it is anticipated that the proceeds that will be realized from the liquidation of ARA's assets will be insufficient to satisfy all of ARA's debt, the Fund wrote the carrying value of its remaining equity investment down to a nominal amount ($2) at March 31, 1998.

                                 LMC Corporation

     LMC Corporation ("LMC") recently introduced a low ground pressure rubber-tracked dozer, loader and tool carrier called the Trackmaster (formerly, called the Skid Trak) as a new product. The Trackmaster is a multi-purpose machine to be used where similar machines bog down or create excessive damage to the environment. The Trackmaster provides an environmental friendly, stable platform with the required traction to traverse rocky, muddy, snowy or soft terrain with minimal damage to the surface. The Trackmaster is designed to serve numerous markets, with primary emphasis on construction, agriculture and landscaping. This new product enables LMC to reduce its dependence on seasonal markets related to snow grooming, while taking advantage of its years of experience in the design and manufacture of low ground pressure, tracked vehicles.

     During February and March 1998, the Fund acquired $551,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998 ("August 1998 Notes"). During April 1998, the Fund agreed to restructure and further increase its aggregate investment in LMC. In the restructuring, $1,639,200 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 ("October 2000 Notes") were converted into additional LMC common stock. LMC will be allowed to again draw down the $1,639,200 under the October 2000 Note agreement to fund working capital requirements associated with the introduction of the Trackmaster and to retire the August 1998 Notes held by the Fund. As a result of this restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 27% to approximately 48%.

                                Mobile Technology

     The Fund owns less than 0.5% of Mobile Technology, Inc.'s ("MTI's") common equity. The Fund expected to receive approximately $201,000 from the sale of the company during March 1998. However, at the closing a dispute arose revolving primarily around whether the sellers or the buyer should receive the benefit of warrant exercise proceeds, involves approximately 5% of the anticipated sales proceeds. As a result of these developments, the MTI investment was written up in value at March 31, 1998 to a carrying value of $172,015. The Fund expects this sale to be finalized during the second quarter of 1998.

INVESTMENT PERFORMANCE

     The following analysis reflects only the Fund's investments that have gone full cycle, i.e., the investments that have been sold and with respect to which the Fund has recorded a realized gain or loss. Thus, investments that the Fund still owns, such as R.B.M. Precision Metal Products, ARA, Atlas and LMC, are not included.

     As reflected in the following graph and the schedules on page five of this Annual Report, the Fund invested a total of $41.3 million in subordinated debt investments and received total proceeds of $49.3 million, including interest income, and fees and prepayment penalties, if applicable. In the aggregate, these debt


                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

investments yielded a return on investment of 1.2 to 1 and an annualized internal rate of return of 9.57%. The Fund also invested $3.4 million in equity securities, from which it received total proceeds of $13.1 million. In the aggregate, these equity investments yielded a return on investment of 3.9 to 1 and an annualized internal rate of return of 34.84%.

     We believe that the Fund's performance to date has been reasonably good and we are actively attempting to realize the greatest possible returns from the remaining investments. The Fund has six remaining investments, which we anticipate will be liquidated over the next two to three years.


                                    [GRAPH]


NET UNREALIZED GAIN (LOSS) ON PORTFOLIO INVESTMENTS

     The cumulative net unrealized gain (loss) on investments held by the Fund at March 31, 1998 and December 31, 1997, consisted of the following components:

                         Unrealized Gain (Loss) Recorded
                       --------------------------------------
                       March 31, 1998       December 31, 1997
-------------------------------------------------------------
KEMET                   $    506,186          $    529,763
ARA                         (378,009)             (117,787)
LMC                         (858,080)             (858,080)
MTI                         (115,915)             (214,907)
Atlas                     (3,882,246)           (3,882,246)
-------------------------------------------------------------
                        $ (4,728,064)         $ (4,543,257)
-------------------------------------------------------------


PERIODIC UNIT REPURCHASE POLICY

     The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. During November 1997, 97,612 Units (7.51% if the outstanding Units) were redeemed at a net asset value per Unit of $13.97 ($13.69, net of the 2% fee).

     The next scheduled repurchase of Units will occur during the fourth quarter of 1998. The repurchase offer schedule provides for a mailing to investors on October 5, 1998. The deadline for tendering Units for repurchase will be October 30, 1998. The repurchase price will be based on the net asset value per Unit on November 13, 1998 and payment for tendered Units will be made on November 20, 1998.

                               * * * * * * * * * *

     If you have any questions concerning your investment in the Fund, please call us at 800-866-7607.

Sincerely,

/s/  Paul Bagley

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company

/s/ W. Duke DeGrassi

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 15, 1998


                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                 DEBT INVESTMENTS REALIZED GAINS AND LOSSES (1)
                                   (unaudited)
--------------------------------------------------------------------------------

                                                                                                                        Internal
                                      Year of         Year of                                            Gain(1)         Rate of
Portfolio Company(2)               Investment        Repayment        Cost           Proceeds(1)          (Loss)         Return
--------------------------------------------------------------------------------------------------------------------------------
Carr-Gottstein Foods Co.              1990             1993       $ 2,940,260       $ 4,998,722         $2,058,462        23.56%
Midwest Dental Products
   Corporation                        1990             1992         5,478,467         7,946,060          2,467,593        22.63
Neodata Corporation                   1990             1993         2,684,449         3,877,613          1,193,164        17.11

KEMET Corporation                     1991             1993         4,014,737         5,494,046          1,479,309        17.63
Mobile Technology, Inc.               1991             1992         3,777,475           838,746         (2,938,729)         N/A

Huntington Holdings, Inc.             1992             1994         5,292,479         7,561,600          2,269,121        20.40

ENI Holding Corp.                     1993             1997         5,914,363         9,477,926          3,563,563        13.91
KB Alloys, Inc.                       1993             1995         3,489,783         5,185,069          1,695,286        18.32
KEMET Corporation                     1993(3)          1993         2,054,425         2,186,222            131,797        26.41
Protection One, Inc.                  1993             1995           985,660         1,338,165            352,505        22.11

Canadian's Holdings, Inc.             1994             1996         2,876,392           367,216         (2,509,176)         N/A

Canadian's Holdings, Inc.             1995(3)          1996         1,750,113            62,294         (1,687,819)         N/A
-------------------------------------------------------------------------------------------------------------------------------
     Totals                                                       $41,258,603       $49,333,679         $8,075,076         9.57%
-------------------------------------------------------------------------------------------------------------------------------

                  EQUITY INVESTMENTS REALIZED GAINS AND LOSSES
                                   (unaudited)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Internal
                                        Year of         Year of                                            Gain         Rate of
Portfolio Company(2)                  Investment       Repayment         Cost          Proceeds            (Loss)        Return
--------------------------------------------------------------------------------------------------------------------------------
Carr-Gottstein Foods Co.                 1990            1995        $  894,666      $ 1,450,374        $   555,708         9.78%
Neodata Corporation                      1990            1997            41,089        1,118,393          1,077,304        52.07

KEMET Corporation                        1991         1994 & 1995        61,722        4,548,201          4,486,479       115.41
Mobile Technology, Inc.                  1991            1992           440,586                -           (440,586)         N/A

Huntington Holdings, Inc.                1992            1996           103,811        1,320,711          1,216,900        68.92
Neodata Corporation                      1992(3)         1997           296,858          309,103             12,245         0.81

ENI Holding Corp.                        1993            1997           811,976        3,327,051          2,515,075        34.60
KEMET Corporation                        1993(3)         1994           600,443          883,564            283,121        41.10
Protection One, Inc.                     1993            1995            97,340          146,641             49,301        21.02

 Canadian's Holdings, Inc.               1994            1996            39,782                -            (39,782)         N/A
--------------------------------------------------------------------------------------------------------------------------------
     Totals                                                          $3,388,273      $13,104,038         $9,715,765        34.84%
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes interest income, and fees and prepayment penalties, if applicable.
(2) Includes investment in subsidiaries, if applicable.
(3) Represents a follow-on investment in an existing portfolio company.


                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                         PROFILES OF PORTFOLIO COMPANIES

             VALUE OF 1997 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY


                                     [GRAPH]


      KEMET Corporation ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards. The KEMET stock is listed on the NASDAQ National Market System.

     AR Accessories Group, Inc. ("ARA") ARA, headquartered in West Bend, Wisconsin, manufactures men's and ladies' fine personal leather goods and distributes these products to department stores, mass merchandisers and company-owned Wallet Works stores. AAG markets its products under the brand names of Rolfs, Amity and LaGarde.

     LMC Corporation ("LMC") LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light ground pressure vehicles. These vehicles are used for construction, landscaping, infrastructure development and maintenance in remote locations, right-of-way clean-up, search and rescue, military troop deployment and snow grooming. Primary purchasers of the vehicles include construction and landscaping contractors, ski resorts, utility companies and various governmental agencies.

     Mobile Technology, Inc. ("MTI") MTI, headquartered in Los Angeles, California, is a provider of magnetic resonance imaging and computed tomography mobile shared-services.

     R.B.M. Precision Metal Products, Inc. ("RBM") RBM, headquartered in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines.

     Atlas Environmental, Inc. ("Atlas") Atlas, headquartered in Plantation, Florida, is a holding company that owns and manages companies in segments of the environmental services industry.


                                       SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                             SCHEDULE OF INVESTMENTS

DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                                       INVESTMENT          AMORTIZED                        % OF TOTAL
   SHARES                       INVESTMENT                          DATE               COST             VALUE         INVESTMENTS
----------------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

27,944 sh.                 KEMET Corporation,
                           Common Stock(1)*                       07/11/91         $    9,905        $   539,668
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        9,905            539,668          3.2%
----------------------------------------------------------------------------------------------------------------------------------
75,856 sh.                 AR Accessories Group,
                           Inc., Warrants to
                           Purchase Class B
                           Common Stock(2)*                       07/30/92            104,091                  1
27,392 sh.                 AR Accessories Group
                           Inc., Class A Common
                           Stock(2)*                              07/30/92            273,920            260,223
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      378,011            260,224          1.6
----------------------------------------------------------------------------------------------------------------------------------
$1,967,040                 LMC Operating Corp.,
                           12.00% Senior Subordinated             11/01/96
                           Revolving Notes                         through
                           due 10/31/00                           11/04/97          1,967,040          1,967,040
260,400 sh.                LMC Operating Corp., 7.00%
                           Cumulative Redeemable
                           Preferred Stock*                       06/10/94          2,596,621          2,284,139
27.28 sh.                  LMC Operating Corp.,
                           Common Stock*                          02/09/96            545,599                  1
52.08 sh.                  LMC Credit Corp.,
                           Common Stock*                          02/09/96                  1                  1
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    5,109,261          4,251,181         25.3
----------------------------------------------------------------------------------------------------------------------------------
1,608 sh.                  Mobile Technology, Inc.,               07/06/94 &
                           Common Stock*                          12/28/94            227,438             55,088
4,287 sh.                  Mobile Technology, Inc.,
                           Warrants to Purchase                   07/06/94 &
                           Common Stock(3)*                       12/28/94             60,492             17,935
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      287,930             73,023          0.4
----------------------------------------------------------------------------------------------------------------------------------
$1,460,000                 R.B.M. Precision Metal
                           Products, Inc., 13.00%
                           Senior Subordinated
                           Secured Notes due
                           5/24/02(4)                             05/24/95          1,387,751          1,387,751
11,060.6 sh.               R.B.M. Precision Metal
                           Products, Inc., Warrants to
                           Purchase Common Stock*                 05/24/95             82,955             82,955
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    1,470,706          1,470,706          8.8
----------------------------------------------------------------------------------------------------------------------------------


             The accompanying notes to financial statements are an
                        integral part of this schedule.


                                      SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------------------
  PRINCIPAL
   AMOUNT/                                                       INVESTMENT          AMORTIZED                    % OF TOTAL
   SHARES                       INVESTMENT                          DATE               COST             VALUE     INVESTMENTS
-----------------------------------------------------------------------------------------------------------------------------
$3,934,080                 Atlas Environmental, Inc.,
                           13.50% Senior Subordinated
                           Secured Notes due 1/19/03(5)*          01/25/96          3,841,482                  1
407,659 sh.                Atlas Environmental, Inc.,
                           Warrants to Purchase
                           Common Stock(6)*                       01/25/96             40,766                  1
-----------------------------------------------------------------------------------------------------------------------------
                                                                                    3,882,248                  2          0.0
-----------------------------------------------------------------------------------------------------------------------------
     Total Investments in Managed Companies (42.7% of net assets)                  11,138,061          6,594,804         39.3
-----------------------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:

$5,100,000                 Ford Motor Credit Corporation
                           5.72% Notes due 1/5/98                 12/18/97          5,096,770          5,096,770
$5,100,000                 General Electric Capital Corp.
                           5.69% Notes due 1/5/98                 12/18/97          5,096,787          5,096,787
-----------------------------------------------------------------------------------------------------------------------------
     Total  Temporary Investments (65.9% of net assets)                            10,193,557         10,193,557         60.7
-----------------------------------------------------------------------------------------------------------------------------
     Total Investments (108.6% of net assets)                                     $21,331,618        $16,788,361        100.0%
-----------------------------------------------------------------------------------------------------------------------------

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) Amity Leather Products Co. changed its corporate name to AR Accessories Group, Inc. during 1996.
(3) The warrants have exercise prices of $19.30 per share (1,286 shares) and $34.30 per share (3,001 shares).
(4) The notes will amortize in three equal annual installments of $486,667 commencing on May 24, 2000.
(5) The notes will amortize in five equal annual installments of $786,816 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996. (Note 12)
(6) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.
*    Non-income producing security.


              The accompanying notes to financial statements are an
                        integral part of this schedule.


                                      EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 BALANCE SHEETS

DECEMBER 31, 1997 AND 1996
----------------------------------------------------------------------------------------------------------------------------
                                                                                         1997                      1996
----------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Investments (Notes 2, 10, 11, 12 and 13)
     Portfolio investments, at fair value:
       Managed companies (amortized cost -
         $11,138,061 and $17,244,123, respectively)                                 $   6,594,804             $  16,560,005
     Temporary investments, at amortized cost                                          10,193,557                 3,797,256
----------------------------------------------------------------------------------------------------------------------------
Total investments                                                                      16,788,361                20,357,261
   Cash and cash equivalents (Note 2)                                                     263,694                   272,543
   Accrued interest receivable (Note 12)                                                   76,821                   113,809
   Other assets                                                                            66,060                     7,648
----------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                   $  17,194,936             $  20,751,261
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
   Due to affiliates (Notes 6, 7, 8 and 9)                                          $      39,123             $      52,655
   Accounts payable and accrued liabilities                                               484,837                   479,745
   Distributions payable to partners (Note 3)                                           1,213,701                   393,690
----------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                  1,737,661                   926,090
----------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 13)
NET ASSETS (NOTES 3 AND 4):
   Managing General Partner                                                               (54,555)                  (24,512)
   Limited Partners (equivalent to $12.91
     and $15.28, respectively, per limited
     partnership unit based on 1,201,564
     and 1,299,176 units outstanding) (Note 5)                                         15,511,830                19,849,683
----------------------------------------------------------------------------------------------------------------------------
       Net assets                                                                      15,457,275                19,825,171
----------------------------------------------------------------------------------------------------------------------------
         Total liabilities and net assets                                           $  17,194,936             $  20,751,261
----------------------------------------------------------------------------------------------------------------------------


       The accompanying notes to financial statements are an integral part of these financial statements.


                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                      1997                    1996                  1995
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                                     $ 1,329,751             $ 1,569,923           $ 2,626,521
     Dividend                                                         292,981                       -                     -
     Other income                                                      24,064                  30,564                42,325
-----------------------------------------------------------------------------------------------------------------------------
       Total investment income                                      1,646,796               1,600,487             2,668,846
-----------------------------------------------------------------------------------------------------------------------------
   Expenses:
     Professional fees                                                169,499                 159,165                71,869
     Investment advisory fees (Note 6)                                141,646                 160,179               228,980
     Fund administration fees (Note 7)                                143,370                 143,370               143,370
     Administrative expenses (Note 7)                                  81,105                  81,105                80,147
     Independent General Partner fees
       and expenses (Note 8)                                           55,219                  55,990                58,015
     Amortization                                                           -                       -                 9,323
     Other expenses                                                    39,264                  48,771                39,956
-----------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                 630,103                 648,580               631,660
-----------------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                               1,016,693                 951,907             2,037,186
-----------------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   GAIN (LOSS) ON INVESTMENTS:
     Net realized gain (loss) on investments (Note 10)              3,545,258              (3,948,869)            4,588,421
     Net change in unrealized (loss) gain
       on investments (Note 11)                                    (3,859,138)              2,591,211            (7,180,010)
-----------------------------------------------------------------------------------------------------------------------------
         Net loss on investments                                     (313,880)             (1,357,658)           (2,591,589)
-----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN NET
   ASSETS RESULTING FROM OPERATIONS                               $   702,813             $  (405,751)          $  (554,403)
-----------------------------------------------------------------------------------------------------------------------------


       The accompanying notes to financial statements are an integral part of these financial statements.


                                       TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                        1997                  1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net increase (decrease) in net assets
     resulting from operations                                     $     702,813         $   (405,751)         $   (554,403)
   Adjustments to reconcile net increase
     in net assets resulting from operations
     to net cash provided by operating activities:
       Accreted discount on portfolio investments                        (39,028)             (42,587)              (84,359)
       Amortization                                                            -                    -                 9,323
       Change in assets and liabilities:
         Accrued interest receivable                                      36,988               26,681               487,356
         Other assets                                                    (58,412)              (4,442)                1,334
         Due to affiliates                                               (13,532)              (7,717)                9,164
         Accounts payable and accrued liabilities                        (20,670)              17,195                (1,511)
         Prepaid interest income                                               -                    -               (60,146)
       Net realized (gain) loss on investments                        (3,545,258)           3,948,869            (4,588,421)
       Net change in unrealized loss (gain)
          on investments                                               3,859,138           (2,591,211)            7,180,010
-----------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                         922,039              941,037             2,398,347
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                                  (1,005,376)          (5,384,518)           (3,198,810)
   Proceeds from dispositions of portfolio investments                10,721,487            1,340,631            10,786,839
   (Purchase) sale of temporary investments, net                      (6,396,301)           6,599,536            (5,520,606)
-----------------------------------------------------------------------------------------------------------------------------
     Net cash provided by investing activities                         3,319,810            2,555,649             2,067,423
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                                (2,887,058)          (1,705,750)           (2,082,203)
   Repurchase of limited partnership units                            (1,363,640)          (1,719,362)           (2,354,597)
-----------------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                            (4,250,698)          (3,425,112)           (4,436,800)
-----------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                      (8,849)              71,574                28,970
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           272,543              200,969               171,999
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $     263,694         $    272,543          $    200,969
-----------------------------------------------------------------------------------------------------------------------------

       The accompanying notes to financial statements are an integral part of these financial statements.


                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                       STATEMENTS OF CHANGES IN NET ASSETS


FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                       1997                  1996                  1995
-----------------------------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
   Net investment income                                             $ 1,016,693        $     951,907          $  2,037,186
   Net realized gain (loss) on investments                             3,545,258           (3,948,869)            4,588,421
   Net change in unrealized (loss) gain
     on investments                                                   (3,859,138)           2,591,211            (7,180,010)
-----------------------------------------------------------------------------------------------------------------------------
       Net increase (decrease) in net assets
         resulting from operations                                       702,813             (405,751)             (554,403)
Repurchase of limited partnership units (Note 5)                      (1,363,640)          (1,719,362)           (2,354,597)
Distributions to partners from -
   Net investment income                                              (1,016,693)          (1,174,520)           (1,814,573)
   Realized gain on investments                                       (1,905,894)            (498,482)                    -
   Return of capital                                                    (784,482)                   -                     -
-----------------------------------------------------------------------------------------------------------------------------
     Total decrease in net assets                                     (4,367,896)          (3,798,115)           (4,723,573)
Net assets:
   Beginning of year                                                  19,825,171           23,623,286            28,346,859
-----------------------------------------------------------------------------------------------------------------------------
   End of year (including undistributed net investment
     income of $0, $0 and $222,613, respectively)                    $15,457,275        $  19,825,171          $ 23,623,286
-----------------------------------------------------------------------------------------------------------------------------


       The accompanying notes to financial statements are an integral part of these financial statements.


                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                      SELECTED PER UNIT DATA AND RATIOS(1)



FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993
-----------------------------------------------------------------------------------------------------------------------------------
                                                        1997             1996             1995             1994             1993
-----------------------------------------------------------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income(2)                              $     1.26      $     1.14       $     1.74       $     1.66        $     1.73
  Expenses(2)                                             (.48)           (.46)            (.41)            (.40)             (.40)
     Net investment income(2)                              .78             .68             1.33             1.26              1.33
  Net realized gain (loss) on investments(2)              2.72           (2.80)            3.00            (1.50)              .60
  Net change in unrealized (loss) gain
    on investments(2)                                    (2.97)           1.84            (4.70)            2.58              (.50)
  Effect of unit repurchases on
     net asset value                                         -            (.03)            (.19)             .03              (.01)
  Distributions declared to partners                     (2.90)          (1.20)           (1.20)           (1.80)            (1.80)
-----------------------------------------------------------------------------------------------------------------------------------
     Net (decrease) increase in net asset value          (2.37)          (1.51)           (1.76)             .57              (.38)
       Net asset value:
          Beginning of year                              15.28           16.79            18.55            17.98             18.36
-----------------------------------------------------------------------------------------------------------------------------------
          End of year                               $    12.91      $    15.28       $    16.79       $    18.55        $    17.98
-----------------------------------------------------------------------------------------------------------------------------------
RATIOS:
  Ratio of expenses to average net assets                 3.53%           2.85%            2.23%            2.24%             2.24%
  Ratio of net investment income to
    average net assets                                    5.69%           4.19%            7.19%            7.06%             7.34%
Number of limited partnership units
  at end of year(1)                                  1,201,564       1,299,176        1,407,244        1,526,949         1,687,121


----------

(1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for 1993 have been restated to give effect to this redenomination.
(2) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1997, 1996, 1995, 1994 and 1993 of 1,288,211, 1,395,138, 1,513,503, 1,669,129 and 1,791,201,
     respectively.


     The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS


DECEMBER 31, 1997 AND 1996

1.   ORGANIZATION AND PURPOSE

     Fiduciary Capital Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

     FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

     The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

     As set forth in the Partnership Agreement, the Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies.

     A separate fund, Fiduciary Capital Pension Partners, L.P. ("FCPP"), was also formed on October 20, 1988 for tax-exempt investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCPP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

     Realized and Unrealized Gain or Loss on Investments Realized gains and losses are recorded upon disposition of investments and are calculated based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of investments, as determined by FCM, are included as changes in the unrealized appreciation or depreciation of investments in the Fund's Statements of Operations.

     Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and asked prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity, if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCPP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

     Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

     The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are


                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

     Cash and Cash Equivalents The Fund considers investments in money market funds to be cash equivalents.

     Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

     Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

     Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

3.   ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

     Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated:
(i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

     Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contributions to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

     All cash distributions and earnings since the inception of the Fund have been allocated 99% to the Limited Partners and 1% to FCM.

4.   CAPITAL CONTRIBUTIONS

     Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $36,102,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $31,860,015.

5.   PERIODIC UNIT REPURCHASE PLAN

     The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund annually offers to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

     Repurchases of Units since the adoption of the plan are summarized as follows:

                    Units Repurchased         Net Asset Value per Unit
                  ---------------------       ------------------------
                               Percentage
    Date of                   of Outstanding             Net of the
 Repurchase Offer   Number        Units         Gross      2% Fee
 ----------------   ------    --------------    ------   ----------
 November 1993      117,979        6.54%        $18.35     $17.98
 November 1994      160,172        9.49%         18.41      18.04
 November 1995      119,705        7.84%         19.67      19.28
 November 1996      108,068        7.68%         15.91      15.59
 November 1997       97,612        7.51%         13.97      13.69


                                     FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

6.   INVESTMENT ADVISORY FEES

     As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement, net of certain fees received directly by FCM from the Fund's portfolio companies. Investment advisory fees of $141,646, $160,179 and $228,980 were incurred by the Fund for 1997, 1996 and
1995, respectively.

7.   FUND ADMINISTRATION FEES

     As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $143,370 were incurred each year by the Fund during 1997, 1996 and 1995. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $81,105, $81,105 and $80,147 for 1997, 1996 and 1995, respectively.

8.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

     As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCPP, an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $55,219, $55,990 and $58,015 were incurred by the Fund for 1997, 1996 and 1995, respectively.

9.   OTHER RELATED PARTY TRANSACTIONS

     FCM and its affiliates are entitled to reimbursement of direct expenses paid on behalf of the Fund. Such reimbursements amounted to $311,347, $226,061 and $172,443 during 1997, 1996 and 1995, respectively.

10.  PORTFOLIO INVESTMENTS

     The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

     Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

     As of December 31, 1997, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $11.1 million. During the year ended December 31, 1997, the Fund advanced the balance of its 1996 commitment for a follow-on investment in LMC Operating Corp. ("LMC") at a cost of approximately $1.0 million.

     The Fund's subordinated debt investment in Elgin National Industries, Inc. was prepaid during 1997. In addition, the Fund sold all of its Neodata Corporation and ENI Holding Corp. stock and received a distribution from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington Holdings, Inc. stock. The Fund received $10,721,487 in proceeds, including applicable prepayment premiums, from these transactions, resulting in aggregate realized gains of $3,571,020.

     During 1997, the Fund accrued $25,762 of additional reserves for possible legal costs and other payments that may be required in connection with the Canadian's Holdings, Inc. ("Canadian's") bankruptcy proceedings (see Note 13). This amount was recorded as an additional realized loss in the Fund's Statement of Operations.

     The Fund has pledged the common stock and warrants it owns in AR Accessories Group, Inc. and LMC Credit Corp. as collateral for the corporations' debt. None of the Fund's other portfolio investments have been pledged or otherwise encumbered.

11.  UNREALIZED GAIN (LOSS) ON INVESTMENTS

     As of December 31, 1996, the Fund had recorded net unrealized loss on investments of $684,118. During 1997, the Fund recorded $11,869 of unrealized gain and $3,976,376 of unrealized


                                     SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

loss on investments. In addition, the Fund disposed of investments during 1997 with respect to which the Fund had recorded $105,369 of net unrealized loss during prior years. Therefore, at December 31, 1997, the Fund had net unrealized loss on investments of $4,543,257.

12.  NON-ACCRUAL STATUS OF INVESTMENTS

     In accordance with the Fund's accounting policies, the Fund stopped accruing interest on (i) the Canadian's Holdings, Inc. Exchangeable Redeemable Debentures effective April 1, 1995, (ii) the Canadian's Promissory Notes effective October 1, 1995, (iii) the Canadian's Subordinated Notes effective December 1, 1995, (iv) the LMC Senior Subordinated Notes effective December 1, 1995, and (v) the Atlas Environmental, Inc. ("Atlas") Senior Subordinated Secured Notes effective April 20, 1996.

     During 1996, all of the Canadian's debt was written off as a realized loss and the LMC Senior Subordinated Notes were converted into preferred stock. Thus, as of December 31, 1997, the Fund's only debt investment on non-accrual status was the Atlas Senior Subordinated Secured Notes.

13.  COMMITMENTS AND CONTINGENCIES

     LMC Commitment On February 18, 1998, the Fund agreed to provide up to $551,000 of additional subordinated debt to LMC, of which $385,700 was advanced on that date. The remaining $165,300 was advanced during March 1998.

     Canadian's Litigation On October 3, 1996, the Fund commenced an adversary proceeding in the Canadian's Chapter 11 bankruptcy case against Finova Capital Corporation ("Finova"), Benson Selzer and Joseph Eiger. The complaint sought a declaratory judgment that sales taxes collected by Canadian's and turned over to Finova were "trust funds" collected by Canadian's on behalf of various state tax authorities. Through the complaint, the Fund objected to Finova's secured claim against Canadian's, which was guaranteed by Benson Selzer and Joseph Eiger, and sought to recover the sales tax and certain other amounts for the benefit of Canadian's bankruptcy estate. As a result of this litigation and the issues involved, the Fund accrued $429,373 during 1996 for legal costs and possible payments that may be required to settle the litigation or to fund the payment of Canadian's outstanding sales tax liabilities. On March 19, 1997 the Bankruptcy Court denied the Fund's claim. As a result of the Court's decision, the Fund dropped this litigation, while preserving its rights to pursue litigation against Finova at a later date. Beginning July 1, 1997, the Fund began accruing additional reserves at a 12% annualized rate or $25,762 for the six months ended December 31, 1997.

     LMC Litigation On January 27, 1998, LMC Holding Co. ("LMC Holding"), which holds 49.75% of the issued and outstanding common stock of LMC, commenced an action against the Fund, FCPP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co. v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). In the LMC Action, LMC Holding has asserted claims against the Fund alleging breach of a shareholders' agreement among the Fund, FCPP and LMC Holding relating to the management of LMC, against the Fund and the Individual Defendants alleging breach of fiduciary duties and ultra vires actions taken on behalf of LMC, and against the Individual Defendants alleging civil conspiracy/aiding and abetting and unjust enrichment. LMC Holding is seeking various forms of injunctive relief and monetary damages in an unspecified amount, including punitive damages and the return of all management fees paid by LMC to the Fund since November 19, 1997. Discovery in the LMC Action has commenced, and the Fund intends to contest LMC Holding's claims vigorously. The Fund expects to prevail in the LMC Action, although there can be no assurance that this will be the case.

     LMC Holding is controlled by Paul Wallace, a director of LMC and the trustee of its pension plan. FCM believes that the LMC Action was commenced in response to an action filed by LMC against Mr. Wallace to recover for a significant underfunding of LMC's pension plan.

     FCM believes that none of the above discussed litigation will have any material adverse effect on the business, financial condition and results of operations of the Fund, taken as a whole, beyond the reserve that has been established with respect to the Canadian's litigation.


                                    SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

14.  RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

     The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

                                                 1997              1996              1995
----------------------------------------------------------------------------------------------
 Net increase (decrease)
   in net assets resulting
   from operations per
   financial statements ................     $    702,813      $   (405,751)     $   (554,403)
 Increase (decrease)
   resulting from:
     Unrealized loss (gain)
       on investments ..................        3,859,139        (2,591,211)        7,180,010
     Realized gains and
       losses on investments ...........          (90,867)          590,620              --
     Fee income, net of
       amortization ....................          (57,426)          (22,781)          (78,385)
     Interest income ...................             --                --              43,604
     Amortization of
       organization and
       start-up costs ..................             --                --             (14,367)
     Other .............................          (26,214)          (23,708)          (45,884)
----------------------------------------------------------------------------------------------
 Taxable income (loss) per
   federal income tax
   return ..............................     $  4,387,445      $ (2,452,831)     $  6,530,575
---------------------------------------------------------------------------------------------

     The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

                                                 1997              1996             1995
-------------------------------------------------------------------------------------------
 Net assets per
   financial statements ................     $ 15,457,275     $ 19,825,171     $ 23,623,286
   Realized gains and
     losses on investments .............        4,047,128        4,137,995        3,547,375
   Syndication, organization
     and start-up costs, net ...........        3,352,335        3,363,008        3,360,886
   Unrealized loss on
     investments .......................        4,543,257          684,118        3,275,329
   Distributions payable ...............        1,213,701          393,690          426,438
   Fee income, net of
     amortization ......................             --             57,426           80,207
   Accrued expenses ....................           23,000           25,950           20,176
-------------------------------------------------------------------------------------------
   Tax bases of net assets .............     $ 28,636,696     $ 28,487,358     $ 34,333,697
-------------------------------------------------------------------------------------------


                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Fiduciary Capital Partners, L.P.:

     We have audited the accompanying balance sheets of Fiduciary Capital Partners, L.P. (a Delaware limited partnership) as of December 31, 1997 and 1996, including the schedule of investments as of December 31, 1997, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1997 and the selected per unit data and ratios for the five years then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1997 and 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Partners, L.P. as of December 31, 1997 and 1996, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 1997, and the selected per unit data and ratios for the five years then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 2, the financial statements include investment securities valued at $6,055,136 at December 31, 1997 (39.2% of net assets) and $15,915,546 at December 31, 1996 (80.3% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

                                      /s/ Arthur Andersen LLP


Denver, Colorado
February 4, 1998.


                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the Fund's audited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

     During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $31,860,015.

     The Fund has authority to borrow funds for operational purposes. To date, however, the Fund has not borrowed any funds and it has no established credit arrangements.

     The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units.

     Repurchases of Units since the adoption of the plan are summarized as follows:

                                 Units Repurchased      Net Asset Value per Unit
                             ------------------------   ------------------------
                                         Percentage
     Date of                           of Outstanding               Net of the
 Repurchase Offer            Number         Units         Gross       2% Fee
 -----------------           -------   --------------    -------    ----------
 November 1993               117,979        6.54%        $ 18.35     $   17.98
 November 1994               160,172        9.49%          18.41         18.04
 November 1995               119,705        7.84%          19.67         19.28
 November 1996               108,068        7.68%          15.91         15.59
 November 1997                97,612        7.51%          13.97         13.69

     As of December 31, 1997, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $11.1 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 42.7% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET stock.

     As of December 31, 1997, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

     The Fund's subordinated debt investment in Elgin was prepaid during 1997. In addition, the Fund sold all of its Neodata and ENI stock and received a distribution from the escrow account that was established during 1996 in connection with the sale of the Fund's Huntington stock. In total, the Fund received $10,721,487 in proceeds, including applicable prepayment premiums, from these transactions.

     During November 1996, the Fund agreed to provide up to $1,967,040 of subordinated debt to LMC, of which $983,520 was advanced at that time. The Fund advanced the remaining $983,520 during 1997.

     During February 1998, the Fund agreed to provide up to $551,000 of additional subordinated debt to LMC, of which $385,700 was advanced at that time. The remaining $165,300 was advanced during March 1998.

     Accrued interest receivable decreased $37,069 from $113,890 at December 31, 1996 to $76,821 at December 31, 1997. This decrease resulted primarily from the sale of the Fund's subordinated debt investment in ENI during 1997. The impact of the ENI sale was partially offset by the accrued interest related to the additional LMC subordinated debt advanced during 1997, which is discussed above.

     Other assets increased $58,412 from $7,648 at December 31, 1996 to $66,060 at December 31, 1997. This increase resulted primarily from an increase in prepaid insurance associated with a


                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


new liability insurance policy for the Fund's general partners and a receivable from LMC for legal fees that the Fund advanced on behalf of LMC.

     Distributions payable to partners increased $820,011, from $393,690 at December 31, 1996 to $1,213,701 at December 31, 1997, resulting from a distribution rate increase from $.30 per Unit for the fourth quarter of 1996 to $1.00 per Unit for the fourth quarter of 1997. The effect of this increase in the quarterly distribution rate was partially offset by a 7.51% decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1997.

     During 1997, the Fund declared cash distributions to its partners in the aggregate amount of $3,707,069. The distributions were paid in four quarterly payments of $.30, $.30, $1.30 and $1.00 per Unit during the months of May, August and November 1997 and February 1998. In the aggregate, the distributions were paid out of current net investment income (27.4%), realized gains on investments (51.4%) and a return of capital (21.2%).

     The Fund currently expects the remaining 1998 distributions, beginning with the distribution payable during August 1998, to be made at a rate of $1.00 per Unit per quarter for all Limited Partners. The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This will impact the amount of the Fund's quarterly distributions for 1998 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies. The increase in the quarterly distribution rate during 1997 and 1998 represents a distribution of the Neodata, Elgin and ENI sales proceeds.

     See Note 13 to the Fund's financial statements for a discussion of litigation. FCM believes that this litigation will be resolved without any material adverse effect on the Fund's business, financial condition or results of operations, taken as a whole, beyond the reserve that has been established with respect to the Canadian's litigation.


RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

     The Fund's investment income consists primarily of interest income earned from the various debt investments held by the Fund and dividend income from the ENI preferred stock that was sold during 1997. Major expenses include professional fees, investment advisory fees, fund administration fees and administrative expenses.

                              1997 Compared to 1996

     The Fund's net investment income was $1,016,693 for the year ended December 31, 1997 on total investment income of $1,646,796 as compared to net investment income of $951,907 on total investment income of $1,600,487 for the prior year. Net investment income per limited partnership unit increased from $.68 to $.78, and the ratio of net investment income to average net assets increased from 4.19% to 5.69% for the year ended December 31, 1997 in comparison to the prior year.

     Net investment income for the year ended December 31, 1997 increased 6.8% as a result of a small increase in investment income and a small decrease in total expenses. Net investment income per limited partnership unit increased 14.7%. The percentage increase in net investment income per limited partnership unit exceeded the percentage increase in net investment income because of a decrease in the weighted average number of limited partnership units outstanding, which resulted from the repurchase of Units by the Fund during both November 1996 and 1997.

     Investment income increased $46,309, or 2.9%, for the year ended December 31, 1997 in comparison to the prior year. This increase resulted primarily from the receipt of the accumulated preferred stock dividends that were paid on the ENI preferred stock at the time of its disposition. The positive impact of the ENI dividend income was significantly offset by a decrease in interest income. A number of factors contributed to the decline in interest income, including (i) the decision to stop accruing interest in the Fund's Atlas subordinated debt investment effective April 1996, (ii) the prepayment of the Fund's Elgin subordinated debt investment during November 1997, and (iii) reduced amounts of temporary investments as a result of the Fund utilizing a portion of its cash reserves to fund the LMC follow-on investment and to repurchase Units during both November 1996 and 1997. The negative effect of these items was partially offset by the increase in interest income earned on the LMC follow-on investment.

     Total expenses decreased $18,477, or 2.8%, for the year ended December 31, 1997 in comparison to the prior year. This decrease resulted primarily from decreases in investment advisory fees and other expenses. These decreases were partially offset by an increase in professional fees.

     The investment advisory fees paid to FCM decreased during 1997, primarily as a result of the direct receipt by FCM of


                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


consulting fees from LMC, one of the Fund's portfolio companies during the first quarter of 1997 and as a result of the repurchase of Units during November 1996 and 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The repurchase of Units decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated.

     Other expenses decreased during 1997 primarily as a result of consulting fees and expenses paid during 1996 in connection with the Canadian's bankruptcy proceedings.

     Professional fees increased during 1997 primarily because of fees incurred in connection with the Fund's analysis of a proposal pursuant to which its Units would have been exchanged for shares in a newly formed Delaware Business Trust. FCM has decided not to pursue this proposal at this time.

                              1996 Compared to 1995

     The Fund's net investment income was $951,907 for the year ended December 31, 1996 on total investment income of $1,600,487 as compared to net investment income of $2,037,186 on total investment income of $2,668,846 for the prior year. Net investment income per limited partnership unit decreased from $1.33 to $.68, and the ratio of net investment income to average net assets decreased from 7.19% to 4.19% for the year ended December 31, 1996 in comparison to the prior year.

     Net investment income for the year ended December 31, 1996 decreased primarily as a result of a decrease in investment income. Total expenses also increased by a small amount.

     Investment income decreased $1,068,359, or 40.0%, for the year ended December 31, 1996 in comparison to the prior year. This decrease resulted primarily from the conversion of the Fund's LMC debt securities into non-dividend paying equity securities, the Canadian's bankruptcy and the decision by the Fund to stop accruing interest on its subordinated debt investment in Atlas. Other factors that contributed to the decrease in investment income include the utilization of a portion of the Fund's cash reserves to repurchase Units during both November 1995 and 1996 and lower interest rates on the Fund's temporary investments.

     Total expenses increased $16,920, or 2.7%, for the year ended December 31, 1996 in comparison to the prior year. This increase resulted primarily from increases in professional fees and other expenses. These increases were partially offset by decreases in investment advisory fees and amortization expense.

     The increases in professional fees and other expenses were primarily the result of legal fees and other costs incurred in connection with the Canadian's bankruptcy proceedings and the default by Atlas with respect to the payment of interest due to the Fund. The investment advisory fees decreased primarily as a result of the repurchase of Units by the Fund during both November 1995 and 1996 and the realization during February 1996 of the loss on the Fund's Canadian's investment. Both the repurchase of the Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The Fund amortized its organization cost over a five year period beginning with the inception of the Fund in 1990. Therefore, these costs became fully amortized during 1995.

                     NET REALIZED GAIN (LOSS) ON INVESTMENTS

     The Fund realized gains of $4,588,421 during the year ended December 31, 1995, net losses of $3,948,869 during the year ended December 31, 1996 and net gains of $3,545,258 during the year ended December 31, 1997.

     The realized gains for 1995 consisted of gain, including a prepayment premium, from the prepayment by Protection One of subordinated notes that were held by the Fund and gains from the sale of all of the Carr-Gottstein common stock and KB Alloys notes and a portion of the KEMET common stock that were held by the Fund. During 1996, the Fund realized a gain from the sale of the Fund's Huntington investment and realized a loss on the Fund's Canadian's investment.

     The net realized gain for 1997 resulted from gains on the Fund's Neodata, Elgin, ENI and Huntington investments, including a prepayment premium, and an additional realized loss on the Fund's Canadian's investment.

     The Fund owned an equity position in Neodata since 1990, which it acquired at a cost of $337,946. In addition, the Fund previously owned Neodata subordinated notes, which were prepaid during May 1993.

     During August 1997, Electronic Data Systems Corporation ("EDS") offered to purchase all of Neodata's stock that it did not already own. Hicks Muse, the owner of a controlling portion of Neodata's common stock, accepted the offer. The purchase by EDS closed on September 2, 1997. The Fund received $1,427,496 of cash proceeds from the sale of its Neodata stock,

                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


resulting in a realized gain of $1,089,550.

     During 1993, the Fund invested $6,726,339 in Elgin and its parent company, ENI. The investment consisted of (a) $6,087,185 of Elgin's 13.00% Senior Subordinated Notes due September 1, 2001 with warrants to purchase common stock in ENI, (b) $711,971 of ENI 10.00% preferred stock, and (c) $48,927 of ENI common stock.

     During June 1997, the Fund received a written offer from ENI management to prepay the Fund's subordinated debt, redeem the Fund's preferred stock and purchase the Fund's Class B common stock and warrants. The offer was reviewed by all of the subordinated debt holders, including the Fund, and rejected as inadequate.

     During August 1997, ENI management made an improved offer, which was revised and accepted by all of the subordinated debt holders, following a series of negotiations. The sale closed on November 5, 1997, with the Fund receiving $9,212,562 of sales proceeds, along with $438,070 of accrued interest and accumulated preferred stock dividends, resulting in a realized gain of $2,400,041.

     During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996, with the balance being held by the buyer in escrow. A portion of the escrowed funds was used to pay various transaction expenses and the Fund received additional distributions of $19,920 and $81,429 during September 1996 and May 1997, respectively. The Fund's share of the remaining escrow balance is approximately $85,000. The remaining balance of the escrow was required to be held until February 1998 to be available to fund contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. During February 1998, the purchaser notified the sellers, including the Fund, of claims against the escrow account that totaled approximately 31% of the balance remaining in the escrow account. The sellers intend to object to these claims and the balance of the escrow account will not be released until these claims are resolved. The Fund recognized realized gains of $1,236,821 and $81,429 from this transaction during 1996 and 1997, respectively. Additional gain will be recognized if, and when, the Fund actually receives a distribution of any of the remaining escrowed funds.


     Beginning July 1, 1997, the Fund began accruing additional Canadian's sales tax related reserves at a 12% annualized rate, or $25,762 for the six months ended December 31, 1997. This additional accrued amount was recorded as an additional realized loss in the Fund's 1997 Statement of Operations.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

     FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

     Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

     Prior to 1995, the Fund had recorded cumulative net unrealized gain on investments of $3,904,681. During 1995, the Fund recorded $777,782 of unrealized gain and $5,622,311 of unrealized loss on investments. In addition, the Fund disposed of investments during 1995 with respect to which the Fund had recorded $2,335,481 of net unrealized gain during prior years. Therefore, at December 31, 1995, the Fund had net unrealized loss on investments of $3,275,329.

     During 1996, the Fund recorded $94,187 of unrealized gain and $1,344,097 of unrealized loss on investments. In addition, the Fund disposed of investments during 1996 with respect to which the Fund had recorded $3,841,121 of net unrealized loss during prior years. Therefore, at December 31, 1996, the Fund had net unrealized loss on investments of $684,118.


                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The net increase in unrealized loss on investments during 1997 and the cumulative net unrealized loss on investments at December 31, 1997, consisted of the following components:

                                  Unrealized Gain (Loss) Recorded
                                  -------------------------------
                                                       As of
Portfolio Investment              During 1997    December 31, 1997
--------------------              -----------    -----------------
Unrealized net loss recorded
   during prior years with
   respect to investments
   disposed of during 1997        $   105,369       $       --
KEMET                                (104,791)          529,763
ARA                                  (852,283)         (117,787)
LMC                                  (317,280)         (858,080)
MTI                                    11,869          (214,907)
Atlas                              (2,702,022)       (3,882,246)
------------------------------------------------------------------
                                  $(3,859,138)      $(4,543,257)
==================================================================


     KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $19.3125 (an average of the closing bid and ask prices) on December 31, 1997. This price is down slightly from the closing price of $23.0625 on December 31, 1996. Based on the $19.3125 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at December 31, 1997 had a market value of $539,668.

     The ARA warrants and common stock were written up in value at March 31, 1996 to bring ARA's valuation at that time more in line with the valuations of comparable companies in its industry. However, ARA reported significantly reduced earnings and cash flows from operations for its most recent fiscal year. In addition, the price earnings ratios of comparable companies in its industry have declined recently. As a result of these factors, the ARA warrants and common stock were written down in value by $852,283 during 1997. On a net cumulative basis, as of December 31, 1997, the Fund's ARA investment has been written down in value by $117,787.

     During February 1998, ARA hired a crisis manager to assist it in addressing significant declines in the company's sales and profits, which have occurred in recent years. The hiring of the crisis manager was precipitated by ARA's lenders, who have notified ARA of defaults under its credit lines and have demanded that ARA repay overadvances that were made during 1997.

     The Fund has been notified that ARA is considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

     LMC experienced significant operating problems after the Fund acquired its LMC investment during 1994 and the Fund was involved in a restructuring of its LMC investment during 1995. In the restructuring, the Fund's existing LMC subordinated debt and warrants were converted into preferred stock and the Fund purchased $545,600 of new common stock. As a result of LMC's operational difficulties and the fact that the Fund's investment was converted from debt securities to equity securities the Fund wrote its LMC investment down by $540,800 during 1995.

     LMC has a defined contribution plan (the "Plan"), which was closed during 1995. The current and previous trustees of the Plan have failed to assure that the Plan was properly funded, in an amount equal to approximately $600,000. Including penalties and interest, this amount could now total as much as $1,800,000. The Internal Revenue Service ("IRS") has notified LMC that an audit of the Plan will be conducted in early 1998. In order to rectify this problem, LMC has made demands on the current and previous trustees of the Plan and the previous controlling shareholders that these parties make the necessary payments to the Plan. LMC has filed suit against the current trustee, who's wholly-owned company currently owns approximately 50% of LMC's common stock, and expects to prevail in this litigation, although there can be no assurance that this will be the case. Regardless, the IRS may insist that LMC fund the Plan prior to resolution of the litigation. If the IRS requires LMC to fund the underpayments and the related penalties and interest, it will put pressure on LMC's working capital availability.

     As a result of this matter and its potential impact on LMC, the Fund recorded an additional $317,280 write down in the value of its LMC investment during 1997. On a cumulative basis, as of December 31, 1997, the Fund's LMC investment has been written down in value by $858,080. (The Fund made additional follow-on investments in LMC during 1996, 1997 and 1998.)

     The MTI common stock was written down in value by $249,766 during 1994 based upon an independent third party valuation of the company that was obtained by MTI's management. During August 1996, MTI consummated a financial restructuring pursuant to which a substantial amount of its corporate debt was converted to equity. In the restructuring, the existing shareholders, including the Fund, received a reduced number of shares of common stock, along with warrants to purchase additional common stock. The Fund's valuation of its MTI investment was increased by $22,990 and $11,869 during 1996 and 1997, respectively, based upon an analysis of MTI's earnings and cash flows. On a net cumulative basis, as of December 31, 1997, the Fund's MTI investment has been written down in value by $214,907, to a carrying value of $73,023.


                                   TWENTY-FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.


     During January 1998, MTI entered into an agreement pursuant to which the company will be sold. If this proposed sale, which is scheduled to close during March 1998, is consummated at the expected price, the Fund will receive approximately $160,000 for its MTI common stock and warrants.

     The companies that Atlas acquired during 1996 with the proceeds of the Fund's subordinated debt investment have not performed as well as expected. As a result, Atlas defaulted on certain financial covenants in its agreements with its senior lender and with the Fund. The senior lender, the Bank of New York, reacted to the covenant defaults by limiting Atlas' availability under its revolving credit facility and by instructing Atlas not to pay the quarterly interest payments that were due on the Fund's subordinated debt, beginning in July 1996.

     During August 1996, Atlas entered into a letter of intent, under the terms of which some of company's businesses would be sold for cash. During November 1996, the purchaser notified Atlas that it wanted to renegotiate the terms of the transaction, including a reduction in the purchase price. Atlas management was unable to reach a revised agreement with the purchaser and Atlas remained in default on its debt. On January 17, 1997, Atlas filed for Chapter 11 bankruptcy protection.

     Atlas has filed a plan of reorganization with the bankruptcy court in an effort to restructure and emerge from bankruptcy. The plan anticipates that many of the interested parties, including the Fund, will contribute additional capital to the company. While the Fund is generally supportive of the plan, there are a number of significant business issues which must be addressed before the Fund will agree to the plan or agree to make a follow-on investment in Atlas.

     As a result of these developments, the Fund stopped accruing interest on its Atlas investment effective April 20, 1996 and recorded writedowns of $1,180,224 and $2,702,022 during 1996 and 1997, respectively, in the carrying value of the investment. The remaining carrying value of the Fund's Atlas investment as of December 31, 1997 is $2.

     FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

INFLATION AND CHANGING PRICES

     Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 1997. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's investments.


                                   TWENTY-FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                FUND INFORMATION

FIDUCIARY CAPITAL PARTNERS, L.P.
410 17th Street, Suite 400
Denver, Colorado 80202
(800) 866-7607


MANAGING GENERAL PARTNER
FCM Fiduciary Capital Management Company


AUDITORS
Arthur Andersen LLP
Denver, Colorado


LEGAL COUNSEL
Dorsey & Whitney LLP
Denver, Colorado


TRANSFER AGENT
Service Data Corporation
Omaha, Nebraska


A copy of the Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to Limited Partners upon request. A copy can also be obtained from the SEC's EDGAR Database on the World Wide Web at: http://www.sec.gov/edgarhp.htm.


                                   TWENTY-SIX

                        Fiduciary Capital Partners, L.P.
           ---------------------------------------------------------
















                          ----------------------------

                              FIRST QUARTER REPORT
                                      1998

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                             SCHEDULE OF INVESTMENTS

MARCH 31, 1998 (UNAUDITED)
--------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                   INVESTMENT     AMORTIZED               % OF TOTAL
SHARES        INVESTMENT                     DATE          COST        VALUE     INVESTMENTS
--------------------------------------------------------------------------------------------
MANAGED COMPANIES:
27,944 sh.    KEMET Corporation,
              Common Stock(1)*             07/11/91      $  9,905    $ 516,091
--------------------------------------------------------------------------------------------
                                                            9,905      516,091       3.3%
--------------------------------------------------------------------------------------------
75,856 sh.    AR Accessories Group,
              Inc., Warrants to
              Purchase Class B
              Common Stock*                07/30/92       104,091            1

27,392 sh.    AR Accessories Group,
              Inc., Class A Common
              Stock*                       07/30/92       273,920            1
--------------------------------------------------------------------------------------------
                                                          378,011            2       0.0
--------------------------------------------------------------------------------------------
$1,967,040    LMC Operating Corp.,
              12.00% Senior Subordinated   11/01/96
              Revolving Notes              through
              due 10/31/00                 11/04/97     1,967,040    1,967,040

$551,000      LMC Operating Corp.,
              12.00% Senior Subordinated
              Revolving Notes              02/18/98 &
              due 8/20/98                  03/18/98       551,000      551,000

260,400 sh.   LMC Operating Corp., 7.00%
              Cumulative Redeemable
              Preferred Stock*             06/10/94     2,596,621    2,284,139

27.28 sh.     LMC Operating Corp.,
              Common Stock*                02/09/96       545,599            1

52.08 sh.     LMC Credit Corp.,
              Common Stock*                02/09/96             1            1
--------------------------------------------------------------------------------------------
                                                        5,660,261    4,802,181      31.1
--------------------------------------------------------------------------------------------
1,608 sh.     Mobile Technology, Inc.,     07/06/94 &
              Common Stock*                12/28/94       227,438       81,769

4,287 sh.     Mobile Technology, Inc.,
              Warrants to Purchase         07/06/94 &
              Common Stock(2)*             12/28/94        60,492       90,246
--------------------------------------------------------------------------------------------
                                                          287,930      172,015       1.1
--------------------------------------------------------------------------------------------



              The accompanying notes to financial statements are an
                        integral part of this schedule.


                                       ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

MARCH 31, 1998 (UNAUDITED)
-------------------------------------------------------------------------------------------
PRINCIPAL
AMOUNT/                                   INVESTMENT   AMORTIZED                % OF TOTAL
SHARES       INVESTMENT                      DATE        COST           VALUE   INVESTMENTS
-------------------------------------------------------------------------------------------
$1,460,000   R.B.M. Precision Metal
             Products, Inc., 13.00%
             Senior Subordinated
             Secured Notes due
             5/24/02(3)                    05/24/95    1,392,451      1,392,451
11,060.6 sh. R.B.M. Precision Metal
             Products, Inc., Warrants to
             Purchase Common Stock*        05/24/95       82,955         82,955
-------------------------------------------------------------------------------------------
                                                       1,475,406      1,475,406     9.6
-------------------------------------------------------------------------------------------
$3,934,080   Atlas Environmental, Inc.,
             13.50% Senior Subordinated
             Secured Notes
             due 1/19/03(4)*               01/25/96    3,841,482              1
407,659 sh.  Atlas Environmental, Inc.,
             Warrants to Purchase
             Common Stock(5)*              01/25/96       40,766              1
-------------------------------------------------------------------------------------------
                                                       3,882,248              2     0.0
-------------------------------------------------------------------------------------------
   Total Investments in Managed
     Companies (49.9% of net assets)                  11,693,761      6,965,697    45.1
-------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:

$4,250,000   Ford Motor Credit
             Corporation, 5.32%
             Notes due 4/14/98             03/31/98    4,241,804      4,241,804
$4,250,000   American Express
             Credit Corp., 5.35%
             Notes due 4/14/98             03/31/98    4,241,851      4,241,851
-------------------------------------------------------------------------------------------
   Total Temporary Investments (60.8% of net assets)   8,483,655      8,483,655    54.9
-------------------------------------------------------------------------------------------
   Total Investments (110.7% of net assets)          $20,177,416    $15,449,352   100.0%
===========================================================================================


              The accompanying notes to financial statements are an
                        integral part of this schedule.

                                       TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The warrants have exercise prices of $19.30 per share (1,286 shares) and $34.30 per share (3,001 shares).
(3) The notes will amortize in eight equal annual installments of $486,667 commencing on May 24, 2000.
(4) The notes will amortize in five equal annual installments of $786,816 commencing on January 19, 1999. The accrual of interest on the notes was discontinued by the Fund effective April 20, 1996.
(5) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.
*    Non-income producing security.


              The accompanying notes to financial statements are an
                        integral part of this schedule.

                                      THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 BALANCE SHEETS


MARCH 31, 1998 AND DECEMBER 31, 1997 (UNAUDITED)
==========================================================================================
                                                                  1998            1997
------------------------------------------------------------------------------------------
ASSETS:

  Investments:

    Portfolio investments, at value:
       Managed companies (amortized cost -
         $11,693,761 and $11,138,061,
         respectively)                                         $  6,965,697   $  6,594,804
    Temporary investments, at amortized cost                      8,483,655     10,193,557
------------------------------------------------------------------------------------------
       Total investments                                         15,449,352     16,788,361
  Cash and cash equivalents                                         303,471        263,694
  Accrued interest receivable                                        81,293         76,821
  Other assets                                                       61,116         66,060
------------------------------------------------------------------------------------------
         Total assets                                          $ 15,895,232   $ 17,194,936
==========================================================================================

LIABILITIES:

  Payable to affiliates (Notes 2, 3 and 4)                     $     75,888   $     39,123
  Accounts payable and accrued liabilities                          530,566        484,837
  Distributions payable to partners                               1,327,456      1,213,701
------------------------------------------------------------------------------------------
    Total liabilities                                             1,933,910      1,737,661
==========================================================================================

COMMITMENTS AND CONTINGENCIES (NOTE 5)

NET ASSETS:

  Managing General Partner                                          (68,571)       (54,555)
  Limited Partners (equivalent to $11.68
    and $12.91, respectively, per limited
    partnership unit based on 1,201,564
    units outstanding)                                           14,029,893     15,511,830
------------------------------------------------------------------------------------------
       Net assets                                                13,961,322     15,457,275
------------------------------------------------------------------------------------------
         Total liabilities and net assets                      $ 15,895,232   $ 17,194,936
==========================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
------------------------------------------------------------------------------------
                                                           1998              1997
------------------------------------------------------------------------------------
INVESTMENT INCOME:
   Income:
     Interest                                            $ 245,939         $ 333,845
------------------------------------------------------------------------------------
       Total investment income                             245,939           333,845
------------------------------------------------------------------------------------
   Expenses:
     Investment advisory fees (Note 2)                      35,765            22,279
     Professional fees                                      88,479            53,007
     Fund administration fees (Note 3)                      35,843            35,843
     Administrative expenses (Note 3)                       20,276            20,276
     Independent General Partner fees
       and expenses (Note 4)                                21,277            13,673
     Other expenses                                         15,108             5,732
------------------------------------------------------------------------------------
       Total expenses                                      216,748           150,810
------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                       29,191           183,035
------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
   LOSS ON INVESTMENTS:
     Net realized loss on investments                      (12,881)               --
     Net change in unrealized loss
        on investments                                    (184,807)         (954,850)
------------------------------------------------------------------------------------
         Net loss on investments                          (197,688)         (954,850)
------------------------------------------------------------------------------------
NET DECREASE IN NET ASSETS
   RESULTING FROM OPERATIONS                             $(168,497)        $(771,815)
====================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
------------------------------------------------------------------------------------
                                                                 1998        1997
------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net decrease in net assets resulting from operations      $ (168,497)   $(771,815)
   Adjustments to reconcile net decrease in net assets
     resulting from operations to net cash provided by
     operating activities:
        Accreted discount on portfolio investments               (4,700)     (10,250)
        Change in assets and liabilities:
           Accrued interest receivable                           (4,472)      (5,839)
           Other assets                                           4,944        5,011
           Payable to affiliates                                 36,765          757
           Accounts payable and accrued liabilities              32,848      (18,181)
        Net realized loss on investments                         12,881           --
        Net change in unrealized loss on investments            184,807      954,850
------------------------------------------------------------------------------------
           Net cash provided by operating activities             94,576      154,533
------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of portfolio investments                           (551,000)          --
   Sale of temporary investments, net                         1,709,902      297,256
------------------------------------------------------------------------------------
     Net cash provided by investing activities                1,158,902      297,256
------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Cash distributions paid to partners                       (1,213,701)    (393,690)
------------------------------------------------------------------------------------
     Net cash used in financing activities                   (1,213,701)    (393,690)
------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                        39,777       58,099
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                263,694      272,543
------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $   303,471    $ 330,642
====================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.


                                       SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                       STATEMENTS OF CHANGES IN NET ASSETS

FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND FOR
THE YEAR ENDED DECEMBER 31, 1997 (UNAUDITED)
---------------------------------------------------------------------------------------
                                                                 1998          1997
---------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
   Net investment income                                    $     29,191    $ 1,016,693
   Net realized (loss) gain on investments                       (12,881)     3,545,258
   Net change in unrealized (loss) gain on investments          (184,807)    (3,859,138)
---------------------------------------------------------------------------------------
     Net (decrease) increase in net assets resulting
       from operations                                          (168,497)       702,813
Repurchase of limited partnership units                               --     (1,363,640)
Distributions to partners from -
   Net investment income                                         (29,191)    (1,016,693)
   Realized gain on investments                               (1,298,265)    (1,905,894)
   Return of capital                                                  --       (784,482)
---------------------------------------------------------------------------------------
     Total decrease in net assets                             (1,495,953)    (4,367,896)
Net assets:
   Beginning of period                                        15,457,275     19,825,171
---------------------------------------------------------------------------------------
   End of period (including no undistributed
     net investment income)                                  $13,961,322    $15,457,275
=======================================================================================


       The accompanying notes to financial statements are an integral part of these financial statements.

                                      SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                        SELECTED PER UNIT DATA AND RATIOS

FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
-------------------------------------------------------------------------------
                                                             1998        1997
-------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income                                         $  .20       $  .25
  Expenses                                                    (.18)        (.11)
-------------------------------------------------------------------------------
    Net investment income                                      .02          .14
  Net realized loss on investments                            (.01)          --
  Net change in unrealized (loss) gain on investments         (.15)        (.73)
  Distributions declared to partners                         (1.09)        (.30)
-------------------------------------------------------------------------------
    Net decrease in net asset value                          (1.23)        (.89)
      Net asset value:
        Beginning of period                                  12.91        15.28
-------------------------------------------------------------------------------
        End of period                                       $11.68       $14.39
-------------------------------------------------------------------------------
RATIOS (ANNUALIZED):
  Ratio of expenses to average net assets                     5.89%        3.13%
  Ratio of net investment income to average net assets        0.79%        3.80%
Number of limited partnership units at end of period     1,201,564    1,299,176


       The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.


                                      EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                          NOTES TO FINANCIAL STATEMENTS


MARCH 31, 1998 (UNAUDITED)

1.   GENERAL

The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of Fiduciary Capital Partners, L.P. (the "Fund"), necessary to fairly present the financial position of the Fund as of March 31, 1998 and the results of its operations, changes in net assets and its cash flows for the period then ended.

These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1997.


2.   INVESTMENT ADVISORY FEES

As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $35,765 were paid by the Fund for the three months ended March 31, 1998.


3.   FUND ADMINISTRATION FEES

As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $35,843 were paid by the Fund for the three months ended March 31, 1998. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $20,276 for the three months ended March 31, 1998.


4.   INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1998 totaled $21,277.


                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.

5.   COMMITMENTS AND CONTINGENCIES

LMC Commitment   During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC Operating Corp. ("LMC"). In the restructuring, $1,639,200 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 will be converted into additional LMC common stock. LMC will then be allowed to again draw down the $1,639,200 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $551,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, which were recently purchased by the Fund. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 27% to approximately 48%.

LMC Litigation   On January 27, 1998, LMC Holding Co. ("LMC Holding"), which holds 49.75% of the issued and outstanding common stock of LMC, commenced an action against the Fund, FCPP and each of Paul Bagley, the Chairman of the Board and Chief Executive Officer of FCM, W. Duke DeGrassi, the President of FCM, and Donald R. Jackson, the Senior Vice President, Treasurer, Chief Financial Officer and Compliance Officer of FCM (collectively, the "Individual Defendants"), in their capacities as officers of FCM, in the First Judicial District Court in and for Cache County, State of Utah, entitled LMC Holding Co.
v. Fiduciary Capital Partners, L.P., et al., Civil No. 98-0100077 (the "LMC Action"). LMC Holding is controlled by Paul Wallace, a director of LMC and the trustee of its discontinued pension plan. FCM believes that the LMC Action was commenced in response to an action filed by LMC against Mr. Wallace to recover for a significant underfunding of LMC's discontinued pension plan. The Fund, FCPP and the Individual Defendants entered into a settlement agreement with LMC Holding, effective April 20, 1998. The terms of the settlement call for the Board of LMC to be increased to six members with the Fund and FCPP selecting three directors and LMC Holding selecting three, until such time as LMC becomes a reporting company under the Securities Exchange Act of 1934, as amended. As part of the settlement, the Fund and FCPP have been able to increase their percentage ownership of LMC pursuant to the restructuring described above. FCM believes that the additional investment by the Fund and FCPP will be very beneficial to LMC and allow it to implement a business plan designed to restore LMC to profitability within the next few years. LMC continues to pursue its legal action against Mr. Wallace with respect to the underfunding of its discontinued pension plan.


                                       TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                       FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


The following discussion should be read in conjunction with the Fund's unaudited Financial Statements and the Notes thereto. This report contains, in addition to historical information, forward-looking statements that include risks and other uncertainties. The Fund's actual results may differ materially from those anticipated in these forward-looking statements. While the Fund can not always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements, factors that might cause such a difference include general economic and business conditions, competition and other factors discussed elsewhere in this report. Readers are urged to consider statements that include the terms "believes", "expects", "plans", "anticipates", "intends" or the like to be uncertain and forward-looking. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 1998, the Fund held portfolio investments in six Managed Companies, with an aggregate cost of approximately $11.7 million. The value of these portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represents approximately 49.9% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

As of March 31, 1998, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

Pursuant to the terms of the Fund's periodic unit repurchase policy, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1998 repurchase offer will be mailed to the Limited Partners during October


                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


1998. The actual redemption of tendered Units will occur on November 20, 1998.

During February 1998, the Fund agreed to purchase $551,000 of LMC's Senior Subordinated Revolving Notes due August 20, 1998. This investment was funded during February and March 1998.

During April 1998, the Fund agreed to restructure and increase its aggregate investment in LMC. In the restructuring, $1,639,200 of the Fund's LMC Senior Subordinated Revolving Notes due October 31, 2000 will be converted into additional LMC common stock. LMC will then be allowed to again draw down the $1,639,200 under the terms of the Revolving Note agreement to fund working capital requirements and to retire the $551,000 of LMC Senior Subordinated Revolving Notes due August 20, 1998, which were recently purchased by the Fund. As a result of the restructuring, the Fund's percentage ownership of LMC's common stock will increase from approximately 27% to approximately 48%.

During the three months ended March 31, 1998, the Fund paid a cash distribution pertaining to the fourth quarter of 1997 in the amount of $1,213,701, or $1.00 per Unit. The distribution for the first quarter of 1998 will be paid on May 15, 1998. The per Unit distribution rate will vary between $1.00 and $1.13 depending upon the closing in which the particular Units were issued. This disproportionate cash distribution results from the Units being issued on different dates during 1990, and thus being entitled to differing Preferred Return amounts, as defined in the Fund's Partnership Agreement. These disproportionate distribution rates will eliminate the remaining Preferred Return amounts, leaving all Units on an equal basis going forward.

The Fund currently expects the distribution for the second quarter of 1998, which is payable during August 1998, to be made at a rate of $1.00 per Unit for all Limited Partners and that the remaining 1998 distributions will likely be reduced to a rate of $.30 per Unit per quarter.

The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies. This impacts the amount of the Fund's quarterly distributions because all proceeds from dispositions or maturities of investments are distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments in existing portfolio companies. The increase in the quarterly distribution rate during 1997 and 1998 represents a distribution of the proceeds from dispositions or maturities of investments during 1997.


                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.


RESULTS OF OPERATIONS


                         INVESTMENT INCOME AND EXPENSES

The Fund's net investment income was $29,191 for the three months ended March 31, 1998 as compared to net investment income of $183,035 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.14 to $.02 and the ratio of net investment income to average net assets decreased from 3.80% to 0.79% for the three months ended March 31, 1998 as compared to the corresponding period of the prior year.

Net investment income for the three months ended March 31, 1998 decreased as a result of both a decrease in investment income and an increase in total expenses.

Investment income decreased $87,906, or 26.3%, for the three months ended
March 31, 1998, as compared to the corresponding period of the prior year. This decrease resulted primarily from the prepayment of the Fund's Elgin National Industries Inc. subordinated debt investment during November 1997. The Fund's total investments also decreased as a result of the Fund's repurchase of 7.51% of its Units during the fourth quarter of 1997. The negative effect of these items was partially offset by increases in interest income earned on temporary investments and on the LMC follow-on investments that were acquired during 1997 and 1998.

Total expenses increased $65,938, or 43.7%, for the three months ended March 31, 1998 as compared to the corresponding period of the prior year. This increase resulted primarily from increases in investment advisory fees, professional fees, Independent General Partner fees and expenses and other expenses.

The investment advisory fees paid to FCM increased as a result of the direct receipt by FCM of consulting fees from LMC during the first quarter of 1997. Pursuant to the terms of the Fund's investment advisory agreement with FCM, the investment advisory fees payable to FCM by the Fund are reduced by the amount of any fees that FCM receives directly from any of the Fund's portfolio companies. The effect of the decrease (to zero) in the amount of LMC consulting fees received by FCM was partially offset by the effect of the repurchase of Units by the Fund during the fourth quarter of 1997 and the realization of additional losses with respect to the Fund's investment in Canadian's Holdings, Inc. and its subsidiary ("Canadian's"). Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated.

Independent General Partner fees and expenses increased because one of the Fund's three Independent General Partners resigned during the fourth quarter of 1996 and was not replaced until July 1997. The increase in professional fees was primarily the result of legal fees incurred during the three months ended March 31, 1998 in connection with the


                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


LMC litigation. Other expenses increased primarily as a result of insurance expense associated with a new liability insurance policy for the Fund's general partners that was initially purchased during September 1997.

                        NET REALIZED LOSS ON INVESTMENTS

Beginning July 1, 1997, the Fund began accruing additional Canadian's sales tax related reserves at a 12% annualized rate, or $12,881 for the three months ended March 31, 1998. This additional accrued amount was recorded as an additional realized loss in the Fund's Statement of Operations.

                    NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

As of December 31, 1997, the Fund had recorded $529,763 of unrealized gain and $5,073,020 of unrealized loss on investments. Therefore, as of December 31, 1997, the Fund had recorded a total net unrealized loss on investments of $4,543,257.


                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


The net increase in unrealized loss on investments during the three months ended March 31, 1998 and the cumulative net unrealized loss on investments as of March 31, 1998 consisted of the following components:


                                                 Unrealized Gain (Loss) Recorded
----------------------------------------------------------------------------------
                                              During the Three
                                                 Months Ended            As of
Portfolio Company                              March 31, 1998       March 31, 1998
----------------------------------------------------------------------------------
KEMET                                           $  (23,577)          $    506,186
ARA                                               (260,222)              (378,009)
LMC                                                     --               (858,080)
MTI                                                 98,992               (115,915)
Atlas                                                   --             (3,882,246)
---------------------------------------------------------------------------------
                                                $ (184,807)          $ (4,728,064)
=================================================================================

KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $18.46875 (an average of the closing bid and ask prices) on March 31, 1998. This price is down slightly from the closing price of $19.3125 on December 31, 1997. Based on the $18.46875 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at March 31, 1998 had a market value of $516,091.

AR Accessories Group, Inc. ("ARA") reported significantly reduced earnings and cash flows from operations during 1997. In addition, the price earnings ratios of comparable companies in its industry declined. As a result of these factors, the ARA warrants and common stock were written down in value during 1997 to a carrying value of $260,244.

During February 1998, ARA hired a crisis manager to assist it in addressing continuing significant declines in the company's sales and profits. The hiring of the crisis manager was precipitated by ARA's lenders, who notified ARA of defaults under its credit lines and demanded that ARA repay overadvances that were made during 1997. The Fund was notified that ARA was considering a number of options for solving these problems, including a possible bankruptcy filing and the sale of the company, or certain of its operations.

On March 13, 1998, ARA filed for Chapter 11 bankruptcy protection. It is currently anticipated that ARA's assets will be sold at auction during May 1998 and that the proceeds will be less than ARA's total outstanding debt.

The Fund's subordinated debt investment in ARA was prepaid in a prior year. The Fund's only remaining investment in ARA is a common equity position that was acquired in connection with the Fund's original subordinated debt investment. Since it is anticipated that all of the proceeds that will be realized from the liquidation of ARA `s assets will likely


                                     FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.


satisfy only a portion of ARA's debt, the Fund has written the carrying value of its remaining ARA equity investment down to a nominal amount ($2) as of March 31, 1998.

On a net cumulative basis, as of December 31, 1997, the Fund's investment in Mobile Technology, Inc. ("MTI") had been written down in value by $214,907, to a carrying value of $73,023.

MTI was sold on March 12, 1998. The Fund, which owned less that 0.5% of MTI's common equity, expected to receive approximately $201,000 from the sale. However, at the closing a dispute arose over the calculation of the sales price. The dispute, which revolves primarily around whether the sellers or the buyer should receive the benefit of warrant exercise proceeds, involves approximately 5% of the anticipated sales proceeds. As a result of these developments, the MTI investment was written up in value by $98,992 at March 31, 1998, to a carrying value of $172,015.

FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.


                                     SIXTEEN